UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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DSP Group, Inc.

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DSP GROUP, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 14, 2007

To the Stockholders of DSP GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of DSP Group, Inc., a Delaware corporation, will be held at Marriott Marquis, 1535 Broadway, New York City, New York, on Monday, May 14, 2007, at 10:00 a.m., local time, for the following purposes:

1. Election of Directors. To elect three Class I directors, Eliyahu Ayalon, Zvi Limon and Louis Silver, to serve until the 2010 annual meeting of stockholders or until their successors are elected and qualified;

2. Selection of Independent Auditors. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent auditors for the year ending December 31, 2007; and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

Our board of directors has fixed the close of business on March 23, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all of your shares will be voted. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Eliyahu Ayalon
Eliyahu Ayalon
Chief Executive Officer

Santa Clara, California

April 2, 2007

Mailed to Stockholders

on or about April 10, 2007

DSP GROUP, INC.

3120 Scott Boulevard

Santa Clara, California 95054

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

General Information

This proxy statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation, in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders to be held on May 14, 2007, at 10:00 a.m., local time, at Marriott Marquis, 1535 Broadway, New York City, New York, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting.

Solicitation, Record Date and Voting Procedures

The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on March 23, 2007 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, we had 28,464,691 shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority of these shares of our common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent will tabulate votes cast by proxy and a representative from American Stock Transfer and Trust Corporation, our transfer agent, will act as inspector of elections to tabulate votes cast in person at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained.

With respect to our proposal 1 of this proxy statement, the director nominees will be elected by a plurality of the votes of shares of our common stock represented and voted at the annual meeting, and abstentions and broker “non-votes” will have no effect on the outcome of the election of the director nominees. With respect to proposal 2, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. Abstentions will have the same effect as “no” votes on proposal 2; whereas broker “non-votes” will have no effect on such proposal.

The Proxy

The persons named as proxy holders, Eliyahu Ayalon and Dror Levy, were selected by our board of directors and currently serve as two of our executive officers.

All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the common stock represented by the proxy will be voted as to the proposal for which no specification is given as follows: (1) FOR the election of the director nominees named in this proxy statement; (2) FOR the ratification of the selection of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent auditors for the 2007 fiscal year; and (3) with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders. We do not presently know of any other business to be conducted at the annual meeting.

Revocability of Proxy

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to us (to the attention of Dror Levy, our Secretary), at the address of our principle executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws authorize the number of directors to be not less than five or more than nine. The number of directors on our board of directors is currently fixed at six. The board is divided into three classes: Class I, Class II and Class III. Each director serves a three-year term. The board is currently composed of three Class I directors (Messrs. Eliyahu Ayalon, Zvi Limon and Louis Silver), whose terms will expire at this annual meeting; two Class II directors (Messrs. Yair Seroussi and Yair Shamir), whose terms will expire at the annual meeting of stockholders to be held in 2008, and one Class III director (Mr. Patrick Tanguy), whose term will expire at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

At this annual meeting, the stockholders will elect three Class I directors. Messrs. Ayalon, Limon and Silver have been nominated to serve a three-year term, until the annual meeting of stockholders to be held in 2010, or until their successors are elected or appointed and qualified, or until their earlier resignation or removal. Our board has no reason to believe that any of Messrs. Ayalon, Limon and Silver will be unable or unwilling to serve as a nominee or as a director if elected.

Class I Director Nominees

Eliyahu Ayalon joined us in April 1996 as President, Chief Executive Officer and director. In January 2000, Mr. Ayalon was appointed to serve as Chairman of our board. Between April 2005 and January 2006, Mr. Ayalon stepped down as Chief Executive Officer and became our Executive Chairman. Mr. Ayalon resumed as our Chief Executive Officer in January 2006. Mr. Ayalon is also a member of the board of directors of CEVA, Inc., a developer and licensor of DSP cores and related platform-level IP to the semiconductor industry, as of November 2002, and was the Chairman until February 2005. Mr. Ayalon previously served as President and Chief Executive Officer of Mennen from May 1992 to April 1996. Mr. Ayalon is a member of the Board of Governors of the Technion-Israel Institute of Technology.

Zvi Limon has served as one of our directors since February 1999. Mr. Limon has been a partner at Magnum Communications Fund, a consulting and investment advisory firm, since 1998 and a partner of Rimon Fund, an investment fund, since September 2006. He served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. The Company elected and agreed to nominate Mr. Limon to the board of directors as a representative of Magnum Technology, Ltd. under certain conditions pursuant to the terms of a stock purchase agreement, dated February 11, 1999, with Magnum, filed as an exhibit to our quarterly report on form 10-Q for the quarter ended March 31, 1999. Mr. Limon also serves as a member of the board of directors of CEVA, Inc. and GVT SA, the parent company of Global Village Telecom in Brazil.

Louis Silver has served as a member of our board of directors since November 1998. He is a Principal of RP Capital Group, an alternative investment firm focused on investment opportunities in EEMEA and has served as an advisor to RP Capital Group since April 2005. From January 2005 until January 2006, he acted as a private banking consultant. From August 2002 until April 2005, he acted as a legal and business development advisor to companies and individuals. From September 1996 until June 2002, he served as an advisor and counsel to Discount Bank & Trust Company. Mr. Silver is a member of the board of directors of CEVA, Inc., Scopus Video Networks Ltd. a developer of digital video networking products and AxisMobile, a provider of consumer mobile email technology to communication service providers.

Director Independence

Our board of directors has determined that two of the director nominees, Messrs. Limon and Silver are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. Mr. Ayalon is not an “independent” director as he is also our Chief Executive Officer.

Required Vote

The nominees will be elected by a plurality of the votes cast. Abstentions and broker non-votes are not counted toward each nominee’s total.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and directors as of March 1, 2007:

Name	Age	Position
Eliyahu Ayalon	64	Chairman of the Board of Directors and Chief Executive Officer
Tal Simchony	51	President
Boaz Edan	48	Chief Operating Officer
Dror Levy	34	Chief Financial Officer and Secretary
Eli Fogel	59	Senior Vice President and Chief Technology Officer
Zvi Limon (1)(2)	48	Director
Yair Seroussi (2)(3)	51	Director
Yair Shamir (1)(2)	61	Director
Louis Silver (1)(3)	53	Director
Patrick Tanguy (2)(3)	46	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nomination and corporate governance committee

Eliyahu Ayalon. See Proposal No. 1.

Tal Simchony joined us in February 2006 as President. Prior to joining us, Mr. Simchony was the Chief Executive Officer of Veraz Networks, a global provider of VoIP solutions based in San Jose, California, from January 2003 to December 2004. He was also the Vice President of Strategy at Veraz Networks from January 2005 to December 2005, Chairman and Chief Executive Officer of ECI NGTS Ltd., formerly a subsidiary of ECI Telecom and VoIP gateway and compression equipment provider, from January 2001 to December 2002, and Executive Vice President & Chief Operating Officer of ECI Telecom, a provider of telecommunications equipment, from January 1999 to December 2000.

Boaz Edan joined us in May 1999 as Vice President, Operations and served as Senior Vice President, Products Division Manager until October 2002 whereby he became our Chief Operating Officer. Mr. Edan previously served as Material Director of Tower Semiconductor Ltd., a foundry manufacturer of semiconductor integrated circuits, from 1996 to May 1999.

Dror Levy joined us in August 2002 as Corporate Controller and was promoted to the position of Vice President of Finance in January 2006 and as our Chief Financial Officer and Secretary in July 2006. Prior to joining the Company, Mr. Levy worked at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, where he served as an account manager in the high-tech practice. Mr. Levy is a certified public accountant and holds an M.B.A. from Tel Aviv University and a B.A. in Business and Accounting from the Israeli College of Management.

Eli Fogel joined us in July 2003 as Senior Vice President & Chief Technology Officer. Mr. Fogel served as Senior Vice President for Engineering & Chief Technology Officer at DSP Communication from 1996 to 1999 (later acquired by Intel). At Intel, Mr. Fogel served as the Chief Technology Officer of the Cellular Communication Division.

Zvi Limon. See Proposal No. 1.

Yair Seroussi has served as one of our directors since February 2002. Mr. Seroussi is currently the Managing Director of Amdeal Holdings Ltd., an entity acting as the advisory director of Morgan Stanley in charge of its activities in Israel since 1993. Since 2002, Mr. Seroussi also has served as Chairman of Eyal Microwave, a designer and manufacturer of microwave applications. Mr. Seroussi also serves as a director of Israel Corp., an Israeli holding company; and Frutarom Industries, a multinational flavor and fragrance house; each of which is traded on The Tel-Aviv Stock Exchange. Mr. Seroussi is also on the Board of Governors of the Hebrew University.

Yair Shamir has served as one of our directors since October 1996 and is also the Chairman of our compensation committee. Mr. Shamir serves as Chairman of I.A.I. (Israel Aircraft Industries) since July 2005 and is Chairman of Catalyst Fund L.P., an Israeli Venture Capital firm since 2000. Mr. Shamir is also Chairman of Shamir Optical Industry Ltd, a leading designer, manufacturer and distributor of progressive spectacle lenses for presbyopia since August 2005. Mr. Shamir was the Chairman of El-Al, Israel Airlines from April 2004 to January 2005. Since 1997, he has served as Chairman of VCON Telecommunications Ltd., a developer and marketer of video conference systems and was its Chief Executive Officer from 1997 to 2005. Mr. Shamir currently serves as a director of Orckit Communications, Limited, a developer and manufacturer of local loop communications systems.

Louis Silver. See Proposal No. 1.

Patrick Tanguy has served as one of our directors since November 1999. Since February 2006, Mr. Tanguy has been the Chief Executive Officer of Prezioso S.A., an industrial coating and insulation specialist. From April 2004 to February 2006, Mr. Tanguy was the Chief Executive Officer of Monne-Decroix, a real estate development company. He served as Chief Executive Officer of Technal Group, an aluminum building systems company, from 1999 to March 2004. From May 1998 to September 1999, Mr. Tanguy served as a director of Hays DX France, an express transport services company. From August 1993 to April 1998, he served as the Chairman of Groupe DAFSA, a supplier of economic data and financial information about French companies.

Director Independence

Our board of directors has determined that all non-employee directors of the board, consisting of Messrs. Limon, Seroussi, Shamir, Silver and Tanguy, are “independent” as that term is defined in the NASDAQ listing standards. In making this determination, our board of directors considered transactions and relationships between each director or his or her immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our non-employee directors are independent of the company and, therefore, a majority of the members of our board is independent, under the standards set forth by the NASDAQ listing standards.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Meetings and Committees of the Board of Directors

During 2006, our board of directors met seven times in meetings or telephonically and acted by unanimous written consent once. No director attended fewer than 75% of the aggregate of either (i) the total number of board meetings held during the period for which he was a director, or (ii) the total number of committee meetings of the board held in 2006 on which he served. In light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Director attendance at each annual stockholder’s meeting will be posted on our web site at www.dspg.com. It is also the policy of our board that at the conclusion of each meeting of the board the independent directors shall meet separately with no members of management present, and that the Chairman of our nomination and corporate governance committee shall act as the chair of such meetings of the independent directors.

Compensation Committee

The compensation committee met one time in 2006. The compensation committee currently consists of Messrs. Limon, Shamir and Silver. Our board of directors has determined that all current members of the compensation committee are “independent” as that term is defined in the NASDAQ listing standards. The committee’s functions are to establish and apply our compensation policies with respect to our executive officers. Additional duties and powers of the compensation committee are set forth in its charter, which was adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Audit Committee

The audit committee met six times in meetings or telephonically in 2006. The audit committee currently consists of Messrs. Limon, Seroussi, Shamir and Tanguy. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. In addition, the audit committee is responsible for approving the audit and non-audit services performed by our independent auditors and for reviewing and evaluating our accounting principles and our system of internal accounting controls. Additional duties and powers of the audit committee are set forth in its amended and restated charter, which was adopted and approved in November 2002 and further amended in July 2003 and January 2005, and a copy of which is available on our website at www.dspg.com. The audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

After considering transactions and relationships between each member of the audit committee or his immediate family and the company and our subsidiaries and reviewing the qualifications of the members of the audit committee, our board of directors has determined that all current members of the audit committee are (1) “independent” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as that term is defined in the NASDAQ listing standards; and (3) financially literate and have the requisite financial sophistication as required by the NASDAQ listing standards. Furthermore, our board of directors has determined that Mr. Tanguy qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he is currently the Chief Executive Officer of Prezioso S.A., and was the Chief Executive Officer of Monne-Decroix and Technal Group, and in those capacities has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee met one time in 2006. The nomination and corporate governance committee consists of Messrs. Seroussi, Silver and Tanguy. Our board of directors has determined that all current members of the nomination and corporate governance committee are “independent” as that term is defined in the NASDAQ listing standards. The nomination and corporate governance committee is to assist the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics and making recommendations to the board of revisions to the code from time to time as appropriate. Additional duties and powers of the nomination and corporate governance committee are set forth in its charter, which was adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Compensation Committee Interlocks and Insider Participation

Our compensation committee during 2006 consisted of Messrs. Limon, Shamir and Silver; Mr. Shamir served as its Chairman. No member of this committee is a present or former officer or employee of the company or any of our subsidiaries. Mr. Silver is a member of the board of directors and a member of the compensation committee of the board of CEVA, Inc. and Mr. Ayalon, our Chairman of the board of directors and Chief Executive Officer, is a member of the board of directors of CEVA, Inc. Other than as noted with respect to Mr. Ayalon, none of our executive officers served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

Qualifications of Directors

Our board of directors has not established any special qualifications or any minimum criteria for director nominees. In considering candidates for the board, the nomination and corporate governance committee will consider the entirety of each candidate’s credentials. However, as specified in the charter for the nomination and corporate governance committee, the nomination and corporate governance committee shall consider certain qualifications such as the nominee’s personal and professional integrity, ability, judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders and sufficient time available to devote to our affairs. The nomination and corporate governance committee will also use its best efforts to seek to ensure that the composition of our board of directors at all times adheres to the independence requirements applicable to companies listed on the NASDAQ Global Market, as well as other regulatory requirements applicable to us.

Director Nomination Process

We do not have a formal director nomination process.

Continuing Directors

Generally, the nomination and corporate governance committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for renomination. The nomination and corporate governance committee will balance the value of continuity of service by existing members of the board with that of obtaining a new perspective.

New Directors

Generally, once a need to add a new board member is identified, the nomination and corporate governance committee will initiate a search by working with staff support, seeking input from board members and senior management and, if necessary, hiring a consultant or search firm. After a slate of possible candidates is identified, members of the nomination and corporate governance committee, other members of the board and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the board who do not interview the prospective candidate(s) are kept informed of the progress. The nomination and corporate governance committee ultimately recommends the best candidate(s) the committee members determine after the selection process for approval by the full board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Copies of these reports are also required to be delivered to us.

We believe, based solely on our review of the copies of such reports received or written representations from the Reporting Persons, that during the fiscal year ended December 31, 2006, all Reporting Persons complied with all applicable filing requirements.

Communications with the Board

Our board of directors believes that full and open communication between stockholders and members of our board is in our best interests and the best interests of our stockholders. Stockholders can contact any director or committee of the board by writing to the Chairman of the nomination and corporate governance committee, c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054. The Chairman of the nomination and corporate governance committee will determine the extent to which such stockholder communications should be disseminated to other members of the board and what response, if any, should be made to such communications. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be referred directly to our audit committee by writing to the Chairman of the audit committee, c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054.

Stockholder Proposals

The nomination and corporate governance committee will consider stockholder proposals properly submitted to us, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered by the nomination and corporate governance committee for the 2008 annual meeting, a stockholder must submit its proposal and other relevant information in writing to the attention of our Secretary at our principle executive offices no later than December 12, 2007. The stockholder must submit the following relevant information: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on our books, of the stockholder proposing such business; (3) the class and number of shares of our common stock which are beneficially owned by the stockholder; (4) any material interest of the stockholder in such business; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in the stockholder’s capacity as a proponent to the proposal.

With respect to recommendations of director nominee(s), the stockholder must submit the following relevant information in writing to the attention of our Secretary at our principle executive offices no later than December 12, 2007: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our common stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the stockholder and the prospective candidate pursuant to which the nomination is to be made by the stockholder if the stockholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement; and (6) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The nomination and corporate governance committee will not evaluate candidates differently based on who has made the proposal. The committee will consider candidates for the board from any reasonable source, including stockholder recommendations. The committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees at this annual meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Greater detail about the submission process for stockholder proposals are set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics in July 2003 and further amended it in January 2005. This code applies to all of our employees and is posted on our web site at www.dspg.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, as well as NASDAQ rules applicable to issuers listed on the NASDAQ Global Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our web site. Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 1, 2007, by (i) each stockholder known to us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) the Named Executive Officers; and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2)	Approximate Percent Beneficially Owned (3)
Artisan Partners Limited Partnership Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202 (4)	2,178,900	7.65%
FMR Corporation Fidelity Management and Research Company Edward C. Johnson, III 82 Devonshire Street Boston, Massachusetts 02109 (5)	1,973,270	6.93%
ClearBridge Advisors, LLC Smith Barney Fund Management LLC 399 Park Avenue New York, NY 10022 (6)	1,675,500	5.89%
Eliyahu Ayalon (7)	213,643	*
Tal Simchony (8)	18,750	*
Boaz Edan (9)	193,944	*
Dror Levy (10)	31,162	*
Eli Fogel (11)	110,564	*
Inon Beracha (12)	—	—
Moshe Zelnik(13)	72,204	*
Zvi Limon (14)	170,567	*
Yair Seroussi (15)	70,303	*
Yair Shamir (16)	82,651	*
Louis Silver (17)	118,507	*
Patrick Tanguy (18)	108,256	*
All directors and executive officers as a group (12 persons) (19)	1,190,551	4.01%

*	Less than 1%
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054.
(2)	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of our common stock, subject to options currently exercisable or that will become exercisable within 60 days of March 1, 2007 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 28,464,691 shares of our common stock outstanding as of March 1, 2007.

(4)	Based on a Schedule 13G/A filed by Artisan Partners Limited Partnership on January 26, 2007, with the Securities and Exchange Commission on behalf of itself, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler, as a reporting group. Artisan Investment Corporation (general partner) reported beneficial ownership of 2,178,900, and each of Mr. and Ms. Ziegler reported beneficial ownership of 2,178,900, shares of our common stock.
(5)	Based on a Schedule 13G/A filed by FMR Corporation on February 14, 2007, with the Securities and Exchange Commission on behalf of itself, Edward C. Johnson, III (Chairman of FMR Corp.) and Fidelity Management and Research Company, as a reporting group. Each of Mr. Johnson and Fidelity Management and Research Company reported beneficial ownership of 1,973,270 shares of our common stock.
(6)	Based on a Schedule 13G/A filed by ClearBridge Advisors, LLC on February 8, 2007 with the Securities and Exchange Commission on behalf of itself and Smith Barney Fund Management LLC. ClearBridge Advisors, LLC reported beneficial ownership of 1,633,700 shares and Smith Barney Fund Management LLC reported beneficial ownership of 41,800, shares of our common stock.
(7)	Includes 212,500 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(8)	Represents 18,750 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(9)	Represents 193,944 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(10)	Represents 31,162 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(11)	Represents 110,564 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(12)	Mr. Beracha resigned as our Chief Executive Officer on January 25, 2006. He has no outstanding options. To our knowledge, he has no outstanding shares.
(13)	Represents 72,204 shares of our common stock subject to options that are currently exercisable.
(14)	Represents 170,567 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(15)	Represents 70,303 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(16)	Represents 82,651 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(17)	Includes 1,000 shares of our common stock held by the Adrienne Silver Trust of which Mr. Silver disclaims beneficial ownership and 117,507 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(18)	Represents 108,256 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.
(19)	See footnotes (7) through (18). Includes 1,188,408 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,020,613	25.65	587,693	(1)
Equity compensation plans not approved by security holders (2)	4,712,068	24.42	647,379
Total	5,732,681	24.61	1,235,072	(1)

(1)	The amount includes 383,272 shares of common stock available for future issuance under our 1993 Employee Stock Purchase Plan.
(2)	Neither the Amended and Restated 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”) nor the Amended and Restated 2003 Israeli Share Incentive Plan (the “2003 Plan”) was previously approved by our stockholders. The total number of shares of common stock available for the grant of options under the 2003 Plan is increased on the first day of each calendar year beginning in 2004 by a number of shares equal to three percent of the number of shares of our common stock outstanding as of such date or a lesser number as determined by the administrator of the plan. Furthermore, in 2004, we granted stock options to purchase a total of 239,000 shares of common stock outside of stockholder-approved stock option plans in connection with our acquisition of the Wi-Fi assets of Bermai, Inc., of which 178,438 were outstanding as of December 31, 2006.

1998 Non-Officer Employee Stock Option Plan

Our board of directors adopted the 1998 Plan in November 1998. A maximum of 5,062,881 shares of common stock is currently available for issuance under the 1998 Plan. The board of directors, or a committee designated by the board of directors, administers the 1998 Plan. The administrator has the sole discretion to interpret any provision of the 1998 Plan, and to determine the terms and conditions of awards of non-qualified stock options or stock appreciation rights under the 1998 Plan. Options and stock appreciation rights currently may be granted to our employees and employees of any of our subsidiaries. Officers may not be granted options or stock appreciation rights under the 1998 Plan. The material features of the 1998 Plan are summarized below.

Term.    The term of each option or stock appreciation right shall be stated in the applicable option or stock appreciation right agreement.

Exercise Price or Base Appreciation Right.    The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right shall be determined by the administrator.

Vesting.    Each option or stock appreciation right shall vest in accordance with a schedule as determined by the administrator.

Early Exercise.    An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the administrator determines to be appropriate.

Transferability.    Options and stock appreciation rights are transferable to the extent provided in the applicable option agreement or stock appreciation right agreement.

Termination of Employment.    A participant may not exercise an option or stock appreciation right after the termination of the participant’s employment, director or consulting relationship with us or with any of our subsidiaries, except to the extent specified in the applicable option or stock appreciation right agreement. Where the option or stock appreciation right agreement permits the exercise of the option or stock appreciation right following termination of the participant’s employment or other service relationship with us or any of our subsidiaries, the option or stock appreciation right shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option or stock appreciation right, which ever occurs first.

Acquisition of the Company.    If we are acquired whether by sale, transfer of assets, merger or similar transaction, the administrator shall have the authority to provide for the full automatic vesting and exercisability of one or more outstanding unvested options or unvested stock appreciation rights under the 1998 Plan on such terms and conditions as the administrator may specify.

Amendment and Termination of the Plan.    The 1998 Plan will continue until it is terminated by the board of directors. The board may amend the 1998 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option or stock appreciation right previously granted under the 1998 Plan. No option or stock appreciation right may be granted during any suspension of or after termination of the 1998 Plan.

2003 Israeli Share Incentive Plan

Our board of directors adopted the 2003 Plan in November 2002. The number of shares of common stock available for issuance under the 2003 Plan is currently 5,351,265 shares plus an annual increase to be added on the first business day of each calendar year equal to three percent of the number of shares of our common stock issued and outstanding as of such date or a lesser number of shares as determined by the board of directors. The board of directors, or a committee designated by the board of directors, administers the 2003 Plan. The administrator has the sole discretion to interpret any provision of the 2003 Plan and to determine the terms and conditions of the options and stock appreciation rights issued under the 2003 Plan. Options and stock appreciation rights currently may be granted to our employees and other service providers and employees and other service providers of any of our subsidiaries. The material features of the 2003 Plan are summarized below.

Term.    The term of each option or stock appreciation right shall be stated in the applicable option agreement or stock appreciation right agreement.

Exercise Price or Base Appreciation Right.    The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right shall be determined by the administrator and will be set forth in the applicable option or stock appreciation right agreement.

Vesting.    Each option or stock appreciation right shall vest in accordance with a schedule as determined by the administrator.

Transferability.    Options and stock appreciation rights are non-transferable except as provided in the option or stock appreciation right agreement. During the lifetime of the participant, the option or stock appreciation right may be exercised only by the participant.

Termination of Employment.    In the event a participant’s employment relationship with us or any of our subsidiaries is terminated other than for cause or as a result of death or disability, the vested portion of the option or stock appreciation right shall be exercisable for 90 days after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries is terminated as a result of death or disability, the vested portion of the option or stock appreciation right shall be exercisable for 12 months after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries is terminated for cause, the option or stock appreciation right shall immediately terminate and cease to be exercisable. In no event shall an option or stock appreciation right be exercisable after the expiration date of the option or stock appreciation right.

Acquisition of the Company.    The terms of an option or stock appreciation right agreement may provide for the full automatic vesting and exercisability of the option or stock appreciation right in the event we are acquired by sale, transfer of assets, merger or similar transaction.

Amendment and Termination of the 2003 Plan.    The 2003 Plan will terminate in November 2012. The board of directors may amend the 2003 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option or stock appreciation right previously granted under the 2003 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. Our compensation policy, as established by the compensation committee of our board of directors, is designed to attract, motivate and retain highly talented individuals who will contribute to our long-term success, reward our executive officers who contribute to our financial performance and provide a strong link between our executive officers’ compensation and long-term interests of our stockholders. We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. The various compensation levels for our executive officers are set based on the scope of their responsibilities and performance. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. We further believe that the executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish the overall compensation strategy for the company, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non-executive officers and other key employees each year; and administer our incentive compensation and benefit plans, 401(k) plan, and stock option and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Messrs. Limon, Shamir and Silver were the members of the compensation committee in 2006, with Mr. Shamir acting as the Chairman.

Role of Chief Executive Officer and Compensation Consultants in Compensation Decisions

Mr. Ayalon, our Chief Executive Officer, annually reviews the performance of each executive officer (other than himself whose performance is reviewed solely by the compensation committee). Mr. Ayalon’s assessment of the performance of each such executive officer, their accomplishments, and individual and corporate performance of each such executive officer and his conclusions thereon, including with respect to salary adjustments and annual award amounts, are then presented to the compensation committee in connection with the committee’s annual review of each executive officer’s total compensation. The compensation committee evaluates, discusses and modifies or approves the recommendations provided by Mr. Ayalon.

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. The compensation committee did not engage the services of a compensation consultant in determining our executive officers’ compensation in 2006. The compensation committee did engage the services of Hewitt Associates to assist the committee in determining the advisability and viability of granting our employees, including executive officers, stock appreciation rights in addition to or in lieu of stock options.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, bonus and long-term incentive compensation consisting of grants of stock options and stock appreciation rights.

Base Salary.    The base salaries of our executive officers are set by the compensation committee. When setting base salary levels, the compensation committee considers competitive market conditions for executive compensation, the company’s performance, the performance of the individual executive officer for the then completed year and any promotion or other change in job responsibility of the individual executive officer. We currently do not envision any significant base salary increases for our executive officers in 2007.

Bonus.    In consideration of the small size of our management team, the flexibility offered by a less formula-based bonus plan and the recognition that the long-term success of the company is achieved by the attainment of various strategic goals and not singular focus on specific financial metrics, the compensation committee annually evaluates the performance of, and set the cash bonuses payable to, our Chief Executive Officer and other executive officers based on a broad set of corporate and personal performance goals. The performance factors utilized by the compensation committee include the following: (1) increased sales of our products and changes in our profitability during the year; (2) our performance in penetrating new markets for our products; (3) the success in executing on our long-term strategic goals; (4) each executive officer’s overall individual performance in his position and his relative contribution to our corporate performance during the year; and (5) the desire of the board of directors to retain the executive officer in the face of considerable competition for executive talent within the industry. The compensation committee also considers each executive officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. We currently intend for the 2007 bonus payments to be based on similar performance factors. The board of directors or the compensation committee in the future may modify the foregoing criteria or select other performance factors with respect to bonuses paid to executive officers for any given year.

Long-term Incentive Compensation.    Stock option grants and the grant of stock appreciation rights are made from time to time to our employees, including executive officers, whose contributions have or will have a significant impact on our long-term performance. We began to grant stock appreciation rights to our executive officers beginning in 2006 with a view to conserve the number of shares of our common stock authorized for issued under our various equity incentive plans. We believe that the grant of stock options and stock appreciation rights (1) align our executive officers’ interests with stockholder interests by creating a direct link between compensation and stockholder return; (2) give executive officers a significant, long-term interest in our success; and (3) help retain key executive officers in a competitive market for executive talent. We grant stock options and stock appreciation rights to our executive officers pursuant to our Amended and Restated 2001 Stock Incentive Plan (the “2001 Stock Plan”) and Amended and Restated 2003 Israeli Share Incentive Plan (the “2003 Stock Plan”). In 2007, we intend to provide long-term awards to our executive officers through the grant of stock appreciation rights, which will vest based on continued employment consistent with the general vesting schedules discussed below.

Compensation of Chief Executive Officer.    The determination by the compensation committee of the remuneration of Mr. Ayalon generally was based upon methods consistent with those used for the other executive officers. The compensation committee additionally considered the following factors in evaluating the performance of, and setting the compensation for, Mr. Ayalon: (1) changes in revenues and net income from the previous year; (2) changes in our market share as compared both to our industry peers and to the previous year; (3) changes in the stock price of our common stock as compared both to our industry peers and to the previous year; (4) his contribution to an enhanced research and development strategy in response to changing market trends; (5) his contribution to the hiring and retention of top management personnel; and (6) the time and effort that Mr. Ayalon individually applied in connection with the execution of his duties. The compensation committee believes that the salary and long-term incentive compensation paid to Mr. Ayalon during 2006 were appropriate based on the above criteria.

Equity Incentive Programs

We intend that our equity incentive awards be the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our equity incentive awards as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

Equity incentive awards are granted based upon individual performance measures established for each individual by the compensation committee. The size of each grant is generally set at a level that the compensation committee deems appropriate to create a meaningful opportunity for stock ownership, the individual’s position with the company and the individual’s potential for future responsibility and promotion. In the grant of awards, the compensation committee further considers the executive officer’s past performance, the total compensation being paid to the executive officer, the number of options awarded to the executive officer during previous years and the vesting status of such options, and the comparability with option grants made to our other executives officers and similarly situated executive officers at peer companies. All awards of stock options and stock appreciation rights are made at the market price at the time of the awards.

Stock Option Awards Granted.    We grant stock option awards to our executive officers and key employees based upon the criteria discussed above. However, there is no set formula for the granting of stock option awards to individual executive officers. Generally, stock options previously granted to our executive officers vest as to 25% of the grant on the first anniversary of the grant date with the remaining options vesting quarterly over the next three years and expiring seven years from the grant date. Stock options previously granted to our Chief Executive Officer vest as to 25% of the grant on the grant date with the remaining options vesting annually over the next three years and expiring seven years from the grant date. During 2006, no stock options were granted to executive officers.

Stock Appreciation Right Awards Granted.    Due to the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important for us to retain our executive officers and key employees, we realized that it is important that we explore the use of other forms of equity awards. During 2006, we began to grant our executive officers a new equity-based award instrument—a share appreciation right, capped with a ceiling. The stock appreciation right confers upon our executive officers the right to stock appreciation over a preset price during a specified period of time. When the stock appreciation right is exercised, the appreciation amount is paid by the issuance of shares. The ceiling limits the maximum income for each stock appreciation right such that when the fair market value of our common stock is equal to or greater than two times the exercise price of the stock appreciation right, the portion of the stock appreciation rights that is vested on such date is automatically exercised on the next trading day and the appreciation amount is paid to the executive officer by the issuance of the respective number of shares of our common stock. Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to our Chief Executive Officer vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant. Grant of stock appreciation rights to our executive officers are made based upon the criteria discussed above. However, there is no set formula for the grant of stock appreciation rights to individual executive officers. During 2006, 1,507,350 stock appreciation right units were granted to our employees. Our named executive officers received 370,000 stock appreciation right units or 25% of the total stock appreciation right units granted in 2006.

Timing of Grants.    Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the compensation committee’s review of their individual performance during the prior year. Options and stock appreciation rights are not necessarily granted to each employee every year. Grants of stock options and/or stock appreciation rights to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee or board meeting following their hire date.

Stock Ownership Guidelines.    We do not current require our executive officers and members of our board to own a minimum number of shares of our common stock. The compensation committee is satisfied that stock and option holdings among our executive officers and directors are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our executive officers except to the extent social benefits required pursuant to Israeli labor laws or are common practice in Israel, which are applicable to all Israeli employees, may substitute as retirement benefits. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance fund to pay for this future liability owed to Israeli employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment.

We currently do not provide any material benefits to our executive officers that are not generally available to our employees.

Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. We have entered into employment agreements with our Named Executive Officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. Their employment agreements are described beginning on page 25 of this proxy statement.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. The limitation applies only to compensation which is not considered to be performance-based. Only our 2001 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Generally, our executive officers are granted stock options and stock appreciation rights 2001 Stock Plan and the 2003 Stock Plan. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant, and may use such exemptions in addition to the exemption contemplated under the 2001 Stock Plan. The compensation committee also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when the committee believes that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the executive officer’s performance.

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock option grants and stock appreciation rights, in accordance with the requirements of SFAS Statement 123(R).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this report.

Submitted by the compensation committee:

Zvi Limon

Yair Shamir

Louis Silver

2006 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer, former principal executive officer, principal financial officer, former principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2006 exceeded $100,000. We refer to these executive officers as our “Named Executive Officers.”

Name and Principal Position	Salary ($)	Bonus ($) (6)	Option Awards ($) (7)		All Other Compensation ($) (8)	Total ($)
Eliyahu Ayalon (1) Executive Chairman of the Board and Chief Executive Officer	350,000	200,000	315,268	(9)	126,693	991,961

Inon Beracha (2) Former Chief Executive Officer	108,333	—	—		36,756	145,089

Tal Simchony (3) President	201,667	110,000	591,128	(10)	72,452	975,247

Boaz Edan Chief Operating Officer	160,000	100,000	236,451	(11)	60,966	557,417

Dror Levy (4) Vice President, Finance, Chief Financial Officer and Secretary	113,788	40,000	71,000	(12)	58,221	283,009

Eli Fogel Senior Vice President and Chief Technology Officer	152,482	50,000	157,634	(13)	69,400	429,516

Moshe Zelnik (5) Former Chief Financial Officer	142,523	—	78,817	(14)	48,319	269,659

(1)	Mr. Ayalon was our Chief Executive Officer from 1996 to April 2005 and resumed such position again on January 25, 2006.
(2)	Mr. Beracha was our Chief Executive Officer from April 2005 to January 25, 2006.
(3)	Mr. Simchony became our President on February 1, 2006.
(4)	Mr. Levy became our Chief Financial Officer on July 19, 2006.
(5)	Mr. Zelnik resigned as our Chief Financial Officer on July 19, 2006.
(6)	Represents the bonus amount awarded to the Named Executive Officer in 2006 at the discretion of the board of directors.
(7)	Represents the fair value of the stock appreciation rights as of the date they were granted, computed in accordance with SFAS 123(R), disregarding adjustments for forfeiture assumptions. The amounts above represent the expenses recognized pursuant to SFAS 123(R) in 2006 only.
(8)	See the table captioned “2006 All Other Compensation” below for greater detail.
(9)	Relates to a grant of 80,000 stock appreciation right units on April 5, 2006 to purchase up to 40,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(10)	Relates to a grant of 150,000 stock appreciation right units on April 5, 2006 to purchase up to 75,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(11)	Relates to a grant of 60,000 stock appreciation right units on April 5, 2006 to purchase up to 30,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(12)	Relates to a grant of 20,000 stock appreciation right units on April 5, 2006 to purchase up to 10,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(13)	Relates to a grant of 40,000 stock appreciation right units on April 5, 2006 to purchase up to 20,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(14)	Relates to a grant of 20,000 stock appreciation right units on April 5, 2006 to purchase up to 10,000 shares of our common stock pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.

2006 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our Named Executive Officers during fiscal year 2006.

Name	Israeli Social Benefits ($) (1)	Car Allowance ($) (2)	Education Fund ($) (3)	Vacation (4)	Social Security Payments (5)	Disability Insurance Payments (6)	Other (7)	Total ($)
Eliyahu Ayalon	46,557	27,198	26,195	11,264	5,386	8,609	1,484	126,693
Inon Beracha	15,525	8,233	8,342	—	3,142	801	713	36,756
Tal Simchony	27,652	14,530	15,039	8,496	4,937	1,203	595	72,452
Boaz Edan	21,283	18,886	11,976	687	5,386	1,209	1,539	60,966
Dror Levy	21,940	10,658	8,535	9,428	5,386	734	1,540	58,221
Eli Fogel	20,326	16,685	11,436	13,493	5,386	765	1,309	69,400
Moshe Zelnik	18,998	9,022	10,689	—	5,386	2,684	1,540	48,319

(1)	Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment by the employer for any reason, including retirement, based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment. The amounts represent the above referenced contributions we made on behalf of each of the Named Executive Officers in 2006.
(2)	We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses.
(3)	As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes, which amounts contributed by us to each of the Named Executive Officers in 2006 are as specified.
(4)	Represents the dollar value of the difference between the vacation days to which the Named Executive Officer is entitled in 2006 and the vacation days used by such Named Executive Officer in 2006.
(5)	Represents payments we made to the Israeli government that the employees will receive in the event of unemployment or other disability.
(6)	As is customary in Israel, we make a payment of up to 2.5% of each employee’s monthly base salary to cover employer liability associated with employment disability.
(7)	Represents tax reimbursements and convalescence pay.

2006 Grants of Plan Based Awards

The following table sets forth each equity award granted to our Named Executive Officers during fiscal year 2006.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold (#)	Target (#)	Maximum (#)
Eliyahu Ayalon	4/5/06	4/5/06	—	—	—	—	80,000	$28.59	$28.59	$742,702
Inon Beracha	—	—	—	—	—	—	—	—	—	—
Tal Simchony	4/5/06	4/5/06	—	—	—	—	150,000	$28.59	$28.59	$1,392,567
Boaz Edan	4/5/06	4/5/06	—	—	—	—	60,000	$28.59	$28.59	$557,027
Dror Levy	4/5/06	4/05/06	—	—	—	—	20,000	$28.59	$28.59	$166,662
Eli Fogel	4/5/06	4/5/06	—	—	—	—	40,000	$28.59	$28.59	$371,351
Moshe Zelnik	4/5/06	4/5/06	—	—	—	—	20,000	$28.59	$28.59	$183,676

(1)	Represents grants of stock appreciation right units made pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan. Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to our Chief Executive Officer vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant. All stock appreciation rights have a ceiling of 200%. When the vested stock appreciation rights are exercised, the number of underlying shares that may be received upon exercise cannot exceed 50% of the number of stock appreciation right units granted.
(2)	Represents the fair value of the stock appreciation rights as of the date they were granted, computed in accordance with SFAS 123(R) but disregarding adjustments for forfeiture assumptions.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth information concerning unexercised options held by each of our Named Executive Officers as of December 31, 2006. None of our Named Executive Officers had any stock awards outstanding at fiscal year-end 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Eliyahu Ayalon	125,000 55,000 20,000	(1)(3) (1)(3) (2)(4)	— 55,000 60,000	(1)(3) (2)(4)	— — —	24.16 23.88 28.59	12/4/2010 7/4/2012 4/5/2013
Inon Beracha	—		—		—	—	—
Tal Simchony	150,000	(2)(4)	—		—	28.59	4/5/2013
Boaz Edan	44,280 12,500 35,725 56,252 16,875 —	(1)(3) (1)(3) (1)(3) (1)(3) (1)(3)	— — 9,375 18,748 37,125 60,000	(1)(3) (1)(3) (1)(3) (2)(4)	— — — — —	35.17 17.82 16.79 24.16 23.88 28.59	4/17/2007 2/4/2009 1/22/2010 12/4/2010 7/4/2012 4/5/2013
Dror Levy	2087 636 17,500 4,688 —	(1)(3) (1)(3) (1)(3) (1)(3)	— — 3,750 10,312 20,000	(1)(3) (1)(3) (2)(4)	— — — — —	13.35 11.48 22.42 23.88 28.59	8/26/2009 10/30/2009 5/13/2010 7/4/2012 4/5/2013
Eli Fogel	5,625 73,125 8,438 —	(1)(3) (1)(3) (1)(3)	5,625 16,875 18,562 40,000	(1)(3) (1)(3) (1)(3) (2)(4)	— — — —	21.80 24.40 23.88 28.59	7/11/2010 7/21/2010 7/4/2012 4/5/2013
Moshe Zelnik	37,954 9,375 5,625 15,000 —	(1)(3) (1)(3) (1)(3) (1)(3)	— 3,125 12,375 5,000 20,000	(1)(3) (1)(3) (1)(3) (2)(4)	— — — — —	35.17 16.79 23.88 24.16 28.59	4/17/2007 1/22/2010 7/4/2012 12/4/2010 4/5/2013

(1)	The stock options were granted pursuant to our Amended and Restated 1991 Employee and Consultant Stock Plan, Amended and Restated 2001 Stock Incentive Plan and Amended and Restated 2003 Israeli Share Incentive Plan.
(2)	The stock appreciation rights were granted pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(3)	Stock options granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining options vesting quarterly over the next three years and expiring seven years from the grant date. Stock options previously granted to our Chief Executive Officer vest as to 25% of the grant on the grant date with the remaining options vesting annually over the next three years and expiring seven years from the grant date.
(4)	Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to our Chief Executive Officer vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant. All stock appreciation rights have a ceiling of 200%. When the vested stock appreciation rights are exercised, the number of underlying shares that may be received upon exercise cannot exceed 50% of the number of stock appreciation right units granted.
(5)	All stock options and stock appreciation rights were granted at fair market value on the grant date.
(6)	All stock options and stock appreciation rights have a maximum term of seven years.

2006 Option Exercises and Stock Vested

The following table sets forth information concerning any option exercises and the number of shares acquired on vesting by each of our Named Executive Officers during fiscal year 2006. None of our Named Executive Officers has received any stock awards and therefore no shares were acquired upon vesting of any stock awards.

Name	Option Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)
Eliyahu Ayalon	412,500	3,974,655
Inon Beracha	60,000	260,382
Tal Simchony	—	—
Boaz Edan	108,214	1,093,740
Dror Levy	15,206	134,692
Eli Fogel	18,750	108,513
Moshe Zelnik	59,640	593.795

(1)	Reflects exercise of stock options received pursuant to our Amended and Restated 2001 Stock Incentive Plan and Amended and Restated 2003 Israeli Share Incentive Plan.
(2)	The value realized on exercise represents the difference between the exercise price and the market price of the common stock on the date of exercise.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our Named Executive officers.

Employment Agreements

Each of our Named Executive Officers has a written employment agreement with us.

In April 1996, Mr. Ayalon entered into an employment agreement with DSP Group, Ltd., our wholly-owned subsidiary in Israel (“DSP Israel”), pursuant to which Mr. Ayalon was to serve as our President and Chief Executive Officer. The term of the agreement is indefinite. Effective January 1, 2003, Mr. Ayalon’s annual salary was increased to $350,000, subject to adjustment from time to time. Mr. Ayalon is also entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. The agreement may be terminated by us or Mr. Ayalon, without cause, upon a six-month advance written notice. Mr. Ayalon’s employment agreement was amended in November 1997 to provide for the following: (i) Mr. Ayalon’s base compensation shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement, (ii) if Mr. Ayalon terminates the agreement without good reason or if we terminate the agreement for cause, then no further payments shall be made to Mr. Ayalon pursuant to the agreement and he shall be subject to a one-year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets, (iii) upon our change of control or if the agreement is terminated by Mr. Ayalon for good reason or by us without cause, then all rights of Mr. Ayalon under the agreement would continue for two years and all options held by Mr. Ayalon shall accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement, and (iv) in the event of death or permanent disability of Mr. Ayalon, all options shall accelerate and immediately vest. The board further amended Mr. Ayalon’s agreement in November 1999 to provide that if Mr. Ayalon terminates the agreement voluntarily at any time, provided that he gives a 12-months advance written notice, then all rights of Mr. Ayalon under the agreement would continue during the notice period and for two years and all options held by Mr. Ayalon shall be fully vested six months after the date of the notice. Additionally, these amendments provide that all vested options held by Mr. Ayalon upon the date of his cessation of employment with us for any reason shall be exercisable for a period of two years.

In February 2006, Mr. Simchony entered into an employment agreement with DSP Israel, pursuant to which Mr. Simchony was to serve as our President. Pursuant to the Agreement, Mr. Simchony is entitled to an annual salary of $220,000, subject to adjustment from time to time. Mr. Simchony also is entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. Mr. Simchony is employed at will. However, if we wish to terminate his employment but fails to provide him with a three-month advance written notice, Mr. Simchony would be entitled to receive an amount equal to three-months of his then-effective salary. Further, if Mr. Simchony’s employment is terminated for specified reasons (as defined in the employment agreement), in accordance with Israeli law, he would be entitled to a severance pay of one month for each year of employment. Mr. Simchony’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

In May 1999, Mr. Edan entered into an employment agreement with DSP Israel, pursuant to which Mr. Edan was to serve as our Vice President of Operations. As of October 2002, Mr. Edan became our Chief Operating Officer and his annual salary was increased to $160,000, subject to adjustment from time to time. The term of the agreement is indefinite. Mr. Edan also is entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. The agreement may be terminated by us or Mr. Edan upon a 90-days advance written notice. However, we have the right to terminate Mr. Edan’s employment without prior notice. In such a case, Mr. Edan shall be paid the amount due to him under the prior notice period at the rate of his then current salary for such period. In July 2003, we agreed to amend all of Mr. Edan’s outstanding option agreements to provide that in the event of his termination by us without cause, all of his options would vest upon termination and could be exercised for a period of two years following termination. Also, in the event Mr. Edan’s employment was terminated because of his death or permanent disability, all of his options would accelerate and immediately vest.

In June 2002, in connection with Mr. Levy’s initial employment as our Controller, he entered into an employment agreement with DSP Israel. No further agreement was entered into with Mr. Levy when he became our Chief Financial Officer. The agreement currently provides for a fixed monthly salary of NIS 45,000 (approximately U.S. $10,000), subject to adjustment from time to time. Mr. Levy also is entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. Mr. Levy is employed at will. However, if we wish to terminate his employment but fails to provide him with a one-month advance written notice, Mr. Levy would be entitled to receive an amount equal to one-months of his then-effective salary. Further, if Mr. Levy’s employment is terminated for specified reasons (as defined in the employment agreement), in accordance with Israeli law, he would be entitled to a severance pay of one month for each year of employment. Mr. Levy’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

In July 2003, Mr. Fogel entered into an employment agreement with DSP Israel, pursuant to which Mr. Fogel was to serve as our Senior Vice President and Chief Technology Officer. Mr. Fogel became an executive officer in January 2005. The term of the agreement is indefinite. Effective July 2003, Mr. Fogel’s annual salary is $147,000, subject to adjustment from time to time. Mr. Fogel also is entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. The agreement may be terminated by us or Mr. Fogel upon two-month advance written notice. However, if we wish to terminate his employment but fails to provide him with a two-month advance written notice, Mr. Fogel would be entitled to receive an amount equal to two-months of his then-effective salary. Further, if Mr. Fogel’s employment is terminated for specified reasons (as defined in the employment agreement), in accordance with Israeli law, he would be entitled to a severance pay of one month for each year of employment. Mr. Fogel’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amount of compensation to each of Messrs. Ayalon, Edan, Simchony, Levy and Fogel in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2006.

Name: Eliyahu Ayalon	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)	Termination w/o Cause or for Good Reason ($)	Upon a Change in Control ($)
Base Salary	—	951,801	—	951,801	951,801
Vested and Unvested Options (1)	—	—	—	—	—
Accrued Vacation Pay	12,014	12,014	12,014	12,014	12,014
Total	12,014	963,815	12,014	963,815	963,815

(1)	As of December 29, 2006 (the last trading day of fiscal 2006), Mr. Ayalon had no “in-the-money” options outstanding.

Name: Boaz Edan	Termination for Cause ($)		Termination by Company After Provision of Requisite Notice ($)		Termination by Company w/o Provision of Requisite Notice ($)		Termination upon Death of Employee ($)		Termination w/o Cause ($)
Base Salary	—		—		40,000		—		—
Vested and Unvested Options (1)	223,910	(2)	223,910	(2)	223,910	(2)	269,941	(3)	269,941	(3)
Accrued Vacation Pay	732		732		732		732		732
Total	224,642		224,642		264,642		224,642		224,642

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 29, 2006 (the last trading day of fiscal 2006).
(2)	The value realized includes only the vested stock options.
(3)	The value realized includes vested options and unvested stock options upon acceleration.

Name: Tal Simchony	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	55,000	—
Vested Options (1)	—	—	—	—
Accrued Vacation Pay	9,062	9,062	9,062	9,062
Total	9,062	9,062	64,062	9,062

(1)	Mr. Simchony had no vested stock options as of December 31, 2006, and he does not receive any acceleration of his stock options upon termination of his employment.

Name: Dror Levy	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	10,651	—
Vested Options (1)	23,926	23,926	23,926	23,926
Accrued Vacation Pay	9,945	9,945	9,945	9,945
Total	33,871	33,871	44,522	33,871

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 29, 2006 (the last trading day of fiscal 2006). Mr. Levy does not receive any acceleration of his stock options upon termination of his employment.

Name: Eli Fogel	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	26,578	—
Vested Options	—	—	—	—
Accrued Vacation Pay	14,232	14,232	14,232	14,232
Total	14,232	14,232	40,810	14,232

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 29, 2006 (the last trading day of fiscal 2006). Mr. Fogel does not receive any acceleration of his stock options upon termination of his employment.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board. We do not currently have a minimum share ownership requirement for our directors.

Cash Compensation Paid to Board Members

Directors who are also employees do not receive any additional compensation for their services as directors. Directors who are not employees receive an annual retainer of $32,000, payable in quarterly installments of $8,000 each. The retainer contemplates attendance at four board meetings per year. Additional board meetings of a face-to-face nature are compensated at a rate of $1,000 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at a rate of $1,000 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Stock Option Program

Each of our non-employee directors is also entitled to participate in our 1993 Director Stock Option Plan. The director option plan provides for the grant of non-statutory options to our non-employee directors. The director option plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by our board of directors. The director option plan provides that each eligible director is granted an option to purchase 30,000 shares of our common stock on the date on which he first becomes a director (the “First Option”). Thereafter, each non-employee director is granted a subsequent option to purchase 15,000 shares of our common stock on January 1 of each year if, on such date, he shall have served on our board of directors for at least six months (a “Subsequent Option”). In addition, an additional option to purchase 15,000 shares of our common stock (a “Committee Option”) is granted on January 1 of each year to each non-employee director for each committee of the board on which he shall have served as a chairperson for at least six months.

The following table sets forth the compensation paid to each of our non-employee directors during fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)
Zvi Limon (2)	40,000	—	181,979	221,979
Yair Seroussi (3)	39,000	—	90,990	129,990
Yair Shamir (4)	40,000	—	181,979	221,979
Louis Silver (5)	34,000	—	181,979	215,979
Patrick Tanguy (6)	39,000	—	90,990	129,990

(1)	Represent the fair value of the stock option as of the date it was granted, computed in accordance with SFAS 123(R), disregarding adjustments for forfeiture assumptions. The amounts shown above represent the expenses recognized pursuant to SFAS 123(R) in 2006 only.
(2)	On January 1, 2006, Mr. Limon was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $25.06 per share under the 1993 Director Stock Option Plan. As of December 31, 2006, Mr. Limon had outstanding stock options to purchase 219,317 shares of our common stock.
(3)	On January 1, 2006, Mr. Seroussi was granted a Subsequent Option (15,000) at an exercise price of $25.06 per share under the 1993 Director Stock Option Plan. As of December 31, 2006, Mr. Seroussi had outstanding stock options to purchase 85,303 shares of our common stock.
(4)	On January 1, 2006, Mr. Shamir was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $25.06 per share under the 1993 Director Stock Option Plan. As of December 31, 2006, Mr. Shamir had outstanding stock options to purchase 112,651 shares of our common stock.

(5)	On January 1, 2006, Mr. Silver was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $25.06 per share under the 1993 Director Stock Option Plan. As of December 31, 2006, Mr. Silver had outstanding stock options to purchase 147,507 shares of our common stock.
(6)	On January 1, 2006, Mr. Tanguy was granted a Subsequent Option (15,000) at an exercise price of $25.06 per share under the 1993 Director Stock Option Plan. As of December 31, 2006, Mr. Tanguy had outstanding stock options to purchase 123,256 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

All transactions between us and our officers, directors, principal stockholders and affiliates have been and will be approved by a majority of our board of directors, including a majority of our disinterested, non-employee directors on the board, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the Charter of the Audit Committee. Pursuant to this policy, our Audit Committee must review and approve any such transactions.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent auditors. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board of directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with Kost Forer Gabbay & Kasierer which set forth the terms by which Kost Forer Gabbay & Kasierer will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the ratification of the selection of Kost Forer Gabbay & Kasierer as our independent auditors for fiscal year 2007. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KOST FORER GABBAY AND KASIERER.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Additionally, the audit committee must approve all audit and non-audit services performed by the Company’s independent auditors. Furthermore, the audit committee is responsible for reviewing and evaluating the Company’s accounting principles and the Company’s system of internal accounting controls. Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, are responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The audit committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors.

The audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management and Kost Forer Gabbay & Kasierer, the Company’s independent auditors.

2.	The audit committee has discussed with Kost Forer Gabbay & Kasierer (a) their judgments as to the quality of the Company’s accounting policies, and (b) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The audit committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

4.	The audit committee discussed with the Company’s senior management, Kost Forer Gabbay & Kasierer and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 in connection with the Annual Report on Form 10-K and other periodic filings with the Commission.

5.	The audit committee has received the written disclosures and the letter from Kost Forer Gabbay & Kasierer required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees). The audit committee considered whether the audit and non-audit services provided by Kost Forer Gabbay & Kasierer were compatible with maintaining its independence from the Company. Based on discussions with Kost Forer Gabbay & Kasierer, the audit committee determined that the audit and non-audit services provided to the Company by Kost Forer Gabbay & Kasierer were compatible with maintaining the independence of Kost Forer Gabbay & Kasierer.

6.	Based on the reviews and discussions referred to in paragraphs (1) through (5) above, the audit committee recommended to the Company’s board of directors, and the board approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, that was filed with the Securities and Exchange Commission on March 16, 2007.

7.	The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer and, based on the committee’s recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer as the Company’s independent auditors for the fiscal year ending December 31, 2007. The board of directors is submitting the selection of Kost Forer Gabbay & Kasierer to the stockholders for ratification.

Submitted by the audit committee:

Zvi Limon

Yair Seroussi

Yair Shamir

Patrick Tanguy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Kost Forer Gabbay & Kasierer performed services for us in fiscal years 2005 and 2006 related to financial statement audit work, quarterly reviews, Forms S-8 reviews, tax services, special projects and other ongoing consulting projects. Fees paid to Kost Forer Gabbay & Kasierer in fiscal years 2005 and 2006 were as follows:

	2005	2006
Audit Fees (1)	$172,000	$196,500
Audit-Related Fees (2)	$16,000	$15,500
Tax Fees (3)	$31,000	$24,000
All Other Fees (4)	$7,000	$500

(1)	Audit fees represent fees for the audit of consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 and the review of financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the provision of the audit services.
(3)	Tax fees represent fees for professional services provided in connection with the preparation of our Israeli tax returns and advisory services for other tax compliance matters.
(4)	All other fees represent fees for professional services associated with the approved enterprise status of our Israeli subsidiary.

The audit committee approved 100% of the above set forth fees in 2005 and 2006.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Kost Forer Gabbay & Kasierer, our independent auditors, must be approved in advance by the audit committee to assure that such services do not impair the auditors’ independence from the company. In January 2004, the audit committee adopted an audit and non-audit services pre-approval policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or category of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The audit committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the audit committee prior to being performed. The audit committee may delegate authority to pre-approve audit and non-audit services to any member of the audit committee, but may not delegate such authority to management. Our independent auditors and Chief Financial Officer are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Brought Before an Annual Meeting and Considered for Inclusion in our Proxy Materials.    Pursuant to Rule 14a-8 under the Exchange Act and the Company’s bylaws, stockholder proposals intended for consideration by the Company for presentation and inclusion in its proxy materials for the annual meeting of stockholders to be held in 2008 must be received by Dror Levy, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than December 12, 2007 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority.    The proxies to be solicited by our board of directors for the 2008 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 25, 2008.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended December 31, 2006 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2006 is included in the annual report for the fiscal year ended December 31, 2006, which is mailed concurrently with the mailing of these proxy materials. Upon written request to our Secretary, Dror Levy, at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Householding of Annual Meeting Materials

In December 2000, the Securities and Exchange Commission adopted new rules that permit us to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. Upon request to our Secretary, Dror Levy, at the address of our principal executive offices or by phone at (408) 986-4300, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

Other Matters

Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxy holders.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ Eliyahu Ayalon
Eliyahu Ayalon
Chief Executive Officer

April 2, 2007

Santa Clara, California

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF DSP GROUP, INC.

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of DSP GROUP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2007, the Company’s Annual Report for the year ended December 31, 2006 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and hereby appoints Eliyahu Ayalon and Dror Levy, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company to be held on Monday, May 14, 2007, at 10:00 a.m., local time, at Marriott Marquis, 1535 Broadway, New York City, New York, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THE CLASS I DIRECTORS AND (2) THE RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. ELECTION OF THE DIRECTORS:

FOR the nominees listed below (except as indicated)	WITHHOLD AUTHORITY to vote for the nominees listed below

If you wish to withhold authority to vote for the following nominees, strike a line through such nominee’s name listed below.

Eliyahu Ayalon

Zvi Limon

Louis Silver

2. PROPOSAL TO RATIFY THE SELECTION OF KOST FORER GABBAY & KASIERER AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2007:

_________	FOR	_________	AGAINST	_________	ABSTAIN

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

DATED: , 2007

(Signature)

(Signature)

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.